Exhibit 99.2

PIPELINE CLAIMS DBA BLUEWAVE TECHNOLOGY

UNAUDITED BALANCE SHEET

SEPTEMBER 30, 2011

9/30/2011
Current Assets:
Cash and cash equivalents	$743,888
Accounts receivable	16,250
Prepaid expenses	8,947

Total Current Assets	769,085

Computer hardware, at cost, net of accumulated

Total Assets	$769,085

Current Liabilities:
Accounts payable to Hoike Holdings (Affiliate)	$6,115
Accounts payable	56,561
Accrued expenses	72,625
Deferred revenue	21,667

Total Current Liabilities	156,968

Division’s Equity (Deficit):
Contributed capital	7,489,305
Accumulated deficit	(6,877,188)

Total Division’s Equity	612,117

$769,085

PIPELINE CLAIMS DBA BLUEWAVE TECHNOLOGY

UNAUDITED STATEMENTS OF INCOME

NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

	9/30/2011	9/30/2010

Revenues:
Product sales	$—	$225,000
Consulting fees	166,614	577,647
Maintenance fees	105,003	45,000

Total revenues	271,617	847,647

Costs and expenses:
Cost of product sales	3,500	6,253
Research and development expenses	892,754	1,558,825
Advertising and Marketing expenses	87,099	105,720
General and administrative expenses	908,152	703,468
Depreciation	—	—

Total costs and expenses	1,891,505	2,374,266

Loss from operations	(1,619,888)	(1,526,619)

Other income (expense):

Total other income (expense)	(1)	—

Loss before credit for taxes	(1,619,889)	(1,526,619)

Credit for taxes	(448,831)	(544,114)

Net Loss	$(1,171,058)	$(982,505)

PIPELINE CLAIMS DBA BLUEWAVE TECHNOLOGY

UNAUDITED STATEMENTS OF CASH FLOWS

NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

	9/30/2011	9/30/2010

Cash flows from operating activities:
Cash received from customers	$394,417	$859,476
Cash paid to suppliers and employees	(2,062,178)	(2,411,781)
Income taxes refunded	448,831	544,114

Net Cash Provided by (Used in) Operating Activities	(1,218,930)	(1,008,191)

Cash flows from investing activities:
Net Cash Used in Investing Activities	—	—

Cash flows from financing activities:
Net Cash Used in Financing Activities	—	—

Net Increase (Decrease) in Cash and Equivalents	(1,218,930)	(1,008,191)

Cash and Cash Equivalents, Beginning of Year	1,962,818	1,179,539

Cash and Cash Equivalents, End of Year	$743,888	$171,348

Noncash investing and financing activities
None

	9/30/2011	9/30/2010

Reconciliation of net income to net cash provided by (used in) operating activities:

Net loss	$(1,171,058)	$(982,505)

Adjustments to reconcile net income to net cash provided by

(Increase) decrease:
Accounts receivable	167,803	21,829
Prepaid expenses	9,398	3,650
Increase (decrease):
Accounts payable	(148,689)	(19,084)
Accounts payable — related parties	(6,288)	(6,004)
Accrued expense	(25,096)	(16,076)
Deferred revenue	(45,003)	(10,000)

Total Adjustments	(47,875)	(25,686)

Net Cash Provided by (Used in) Operating Activities	$(1,218,933)	$(1,008,191)